Exhibit 10.26

Executive Employment Agreement

This Executive Employment Agreement (the "Agreement") is made and entered into as of November 14, 2020 (the "Effective Date"), by and between David Brenner (the "Executive") and PureCycle Technologies LLC, a Delaware limited liability company (the "Company").

WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Executive is now the Chief Commercial Officer of the Company and thus the key senior executive of the Company;

WHEREAS, the Executive has been performing the role of Chief Commercial Officer of the Company pursuant to agreements with Innventure Management Services LLC, the Company and the Executive;

WHEREAS, the Company would like to enter into a formal agreement with the Executive to set forth the terms of Executive’s employment with the Company.

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

1.             Term. Subject to Section 5 of this Agreement, the Executive's initial term of employment hereunder (the "Initial Term") shall be from the period beginning on the Effective Date until two (2) years after the Effective Date. After the Initial Term, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 30 days prior to the end of the Initial Term or one-year extension thereof. The cumulative period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term." Notwithstanding the foregoing, this Agreement shall terminate and be of no further force or effect if a business combination of the Company with a company formed to raise capital through an initial public offering for the purpose of acquiring an existing company (a "SPAC Transaction" is not completed on or before December 31, 2021.

2.             Position and Duties.

2.1              Position. During the Employment Term, the Executive shall serve as the Chief Commercial Officer of the Company, reporting to the Company's Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position.

2.2              Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3.             Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office currently located in Orlando, Florida; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.             Compensation.

4.1              Base Salary. The Company shall pay the Executive an annual rate of base salary of $340,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Board. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary."

4.2              Annual Bonus.

(a)              For each calendar year of the Employment Term beginning with 2022, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board.

(b)             The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable calendar year.

(c)             Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus for any calendar year, the Executive must be employed by the Company on the last day of such calendar year.

(d)             For calendar year 2021, in lieu of an Annual Bonus, the Executive shall become entitled to a cash payment equal to $33,333.33 upon successful completion of each of the following objectives, payable no later than 30 days following successful completion of the applicable objective, all subject to the closing of the SPAC Transaction and the Executive’s continuous employment with the Company through the date of completion of such objective: (i) the SPAC Transaction closes in 2021; (ii) all feedstock is contracted for the Company’s second commercial plant in 2021; and (iii) all product offtake is contracted for the Company’s second commercial plant in 2021.

4.3              Equity Awards. During the Employment Term following the consummation of a SPAC Transaction, the Executive shall be eligible to participate in the PureCycle Technologies LLC Amended and Restated Equity Incentive Plan or any successor plan (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or, if applicable, the Compensation Committee of the Board, in its discretion.

4.4              Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5              Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6              Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7              Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.8              Indemnification. The Company shall indemnify and hold the Executive harmless to the same extent as other directors and officers of the Company for acts and omissions in the Executive's capacity as an officer, director, or employee of the Company as provided in the Company’s governing documents and any individual indemnification agreement with the Executive.

4.9              Liability Insurance. The Company shall ensure that the Executive is covered at all times under the same Director and Officer (D&O) insurance that is provided to members of the board of the Company.

5.             Termination of Employment. Notwithstanding anything herein to the contrary, the compensation and benefits described in this Section 5 shall be effective only after the consummation of a SPAC Transaction. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1             Expiration of the Term, For Cause, or Without Good Reason.

(a)              The Executive's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)              any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the date of the Executive's termination in accordance with the Company's customary payroll procedures;

(ii)             any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the date of the Executive's termination, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive's employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii)            reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)            such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the date of the Executive's termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts."

(b)               For purposes of this Agreement, "Cause" shall mean:

(i)              the Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)            the Executive's willful failure to comply with any valid and legal directive of the Chief Executive Officer;

(iii)            the Executive's willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)           the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v)            the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)            the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii)          the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)         the Executive's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive's acts or failures to act shall be considered "willful" unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive's actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c)              For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's prior written consent:

(i)              any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(ii)            the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(iii)           a material adverse change in the reporting structure applicable to the Executive whereas the Executive no longer reports to the Chief Executive Officer, Michael Otworth.

To terminate his employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days after the expiration of the Company’s cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2              Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6 of this Agreement and the agreements referenced therein and his execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") (such 21-day period, the "Release Execution Period"), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)              equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to one half (0.5) times the Executive's Base Salary for the year that includes the date of the Executive's termination, which shall begin within 30 days following the date of the Executive's termination and continue until the six months anniversary of the Executive's date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive's termination and ending on the first payment date if no delay had been imposed;

(b)              If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six-month anniversary of the date of the Executive's termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

(c)              The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements.

5.3              Death or Disability.

(a)              The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)              If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)              the Accrued Amounts; and

(ii)             a lump sum payment equal to the product of (i) the Annual Bonus, if any, that the Executive otherwise would have earned for the calendar year that includes the date of the Executive's termination had no termination occurred, based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro Rata Bonus"), which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year that includes the date of the Executive's termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)              For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4              Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a)               the termination provision of this Agreement relied upon;

(b)               to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)               the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive's employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates his employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5              Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.             Confidential Information and Restrictive Covenants. As a condition of the Executive's employment with the Company and entitlement to the compensation and benefits set forth herein, the Executive shall enter into and abide by the Restrictive Covenants Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

7.             Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, county of Orange. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8.             Entire Agreement. Unless specifically provided herein, this Agreement, together with the Restrictive Covenants Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.             Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10.         Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.         Section 409A.

13.1          General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2          Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3          Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)              the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)             any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)             any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14.         Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, other business combination (including a SPAC Transaction) or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.         Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

PureCycle Technologies LLC

5950 Hazeltine National Drive, Suite 650

Orlando, FL 32822

If to the Executive: the most recent mailing address provided by the Executive to the Company as reflected in the Company’s records.

16.         Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17.         Withholding. The Company or its designee shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18.         Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.         Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PURECYCLE TECHNOLOGIES LLC

By	/s/ Mike Otworth
Name: Mike Otworth
Title: Chief Executive Officer

EXECUTIVE

Signature:	/s/ David Brenner

Print Name: David Brenner

PCT Board Approval:

Richard Brenner	/s/ Richard Brenner

John Scott	/s/ John Scott

Andy Glockner	/s/ Andy Glockner

Tanya Burnell	/s/ Tanya Burnell

Jim Donnally	/s/ Jim Donnally

Exhibit A

Form of Restrictive Covenants Agreement

[See attached]